EXHIBIT 3.3

ARTICLES OF AMENDMENT OF

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

OCEANAUT, INC.

Pursuant to Section 90 of the

Business Corporations Act of the Associations Law

of the Republic of the Marshall Islands

Oceanaut, Inc., a corporation (the “Corporation”) organized and existing under the provisions of the Business Corporations Act of the Associations Law of the Republic of the Marshall Islands (the “BCA”), for the purpose of amending its amended and restated articles of incorporation, hereby certifies that:

1. The current name of the Corporation is Oceanaut, Inc., which is the name under which the Corporation was originally incorporated. The original articles of incorporation were filed with the Registrar of Corporations of the Republic of the Marshall Islands on May 3, 2006, and amended and restated on August 1, 2006 (as amended and restated, the “Restated Articles”).

2. These articles of amendment to the Restated Articles (this “Amendment”) have been duly adopted and authorized, pursuant to the provisions of the BCA, by actions of the board of directors and the shareholders of the Corporation.

3. Immediately upon filing of this Amendment, the text of paragraph B of “Article FIFTH” shall be deleted in its entirety and replaced with the following paragraph:

B. Prior to the consummation of a Business Combination, the Corporation shall submit the terms relating to such Business Combination to its shareholders for approval, regardless of whether the Business Combination is of a type which normally would require shareholder approval under the BCA. A majority of the shares of Common Stock included in the units issued by the Corporation in connection with the IPO (the “IPO Shares”) voted at a meeting to approve a Business Combination shall be required to approve a Business Combination and authorize the consummation thereof; provided, that the Corporation shall not consummate a Business Combination if holders of 30% or more in interest of the IPO Shares demand that the Corporation convert such shares as described in paragraph C below.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment of the Amended and Restated Articles of Incorporation this 1st day of February, 2007.

/s/ Christopher Georgakis
Christopher Georgakis Chief Executive Officer and President